Exhibit 99.1

    Gastar Exploration Announces Latest Bossier Completion Results
                          and Drilling Update

    HOUSTON--(BUSINESS WIRE)--June 14, 2006--Gastar Exploration Ltd. (AMEX:GST)(TSX:YGA) is pleased to announce the following results from completion operations on its East Texas deep Bossier play in the Hilltop area.
    Gastar has recently re-completed the Donelson #2 well by adding a completion in the Pettet formation. The Pettet completion is producing at a stabilized gross rate of 4 MMCFD and approximately 50 barrels of high-grade condensate per day. The Donelson #2 well is also producing approximately 750 MCFD from the Knowles formation. Gastar has a 100% working interest and 75% net revenue interest in the Donelson #2 well.
    Gastar has also completed the Wildman Trust #1 well in two zones, a middle Bossier formation at approximately 15,600 feet and an upper Bossier formation at approximately 15,300 feet. The well is currently producing at a gross rate of .9 MMCFD of natural gas and still producing back fluids used in the completion of the upper Bossier zone. The well was stimulated in two stages. The first stage has produced a stabilized gross rate of 1.6 MMCFD from a thin middle Bossier interval. The second stage is unexpectedly producing water from an upper Bossier interval. Gastar is currently evaluating the second stage results and will monitor production over several weeks, including production logging, in order to understand the source of the water production. Gastar has a 67% working interest and 50% net revenue interest in the Wildman Trust #1 well with Chesapeake Energy Corporation (NYSE:CHK) owning the remaining 33% working interest and an approximate 25% net revenue interest.
    Gastar is currently drilling two additional Bossier wells in the Hilltop area. The John Parker #1 well is drilling at 12,356 feet for a middle Bossier target with an estimated total depth of 17,500 feet. This well is located on the northwestern portion of Gastar's leasehold position and is in a structural position projected to be similar to recent successful wells drilled in close proximity by ConocoPhillips (NYSE:COP) and EnCana Corp. (NYSE:ECA). Gastar's working interest in the well is approximately 42% before casing point (BCP) and 50% after casing point (ACP). Chesapeake Energy Corporation holds a 33% BCP and 25% ACP working interest with an unrelated private exploration and production company holding the remaining 25% working interest.
    The Wildman Trust #2 well is drilling at 13,013 feet to a lower Bossier target with an estimated total depth of 19,200 feet. This well is being drilled to test the same lower Bossier series of sands that are productive in Gastar's Donelson #1 well as well as middle and upper Bossier sands found in the Wildman Trust #1 well. Gastar's working interest is approximately 56% BCP (67% ACP) in the Wildman Trust #2 well with Chesapeake Energy Corporation holding the remaining 44% BCP working interest (33% ACP working interest).
    Commenting on the announcements, J. Russell Porter, Gastar's President & CEO, stated, "The Wildman Trust #1 well production rate is unexpectedly low given the results of the first frac but we will produce the well and evaluate whether there are any remedial steps that can be taken to increase the gas flow rates. The Pettet re-completion in the Donelson #2 well is an example of the benefits of multiple productive formations that are present on our Hilltop holdings. The John Parker #1 is Gastar's first middle Bossier exploratory well to be drilled in a similar geologic position as the successful middle Bossier wells drilled by ConocoPhillips and EnCana. If successful, Gastar can drill numerous similar locations on the northern portion of our acreage holdings. The Wildman Trust #2 well is expected to provide further confirmation of the continuity of the productive lower Bossier sands within the fault blocks on the Hilltop structure."
    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             FAX: 713-739-0458
             E-Mail: rporter@gastar.com
             Web Site: www.gastar.com